Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Jyllene Miller
Phone number: 480-696-7058
jyllene.miller@concentrix.com

Concentrix Announces Close of Acquisition with Convergys
FREMONT, CA – October 5, 2018 – Concentrix today confirmed the previously announced acquisition of Convergys has officially closed and the integration with Concentrix has begun.
The transaction makes Concentrix the second largest global provider of customer engagement services and enhances the company’s ability to deliver even greater transformation services to impact clients. The new combined Concentrix organization will provide services in more than 70 languages from approximately 275 locations in 40+ countries across 6 continents. Follow @Concentrix on Twitter, LinkedIn, Facebook, YouTube, and Instagram.

About Concentrix
Concentrix, a wholly-owned subsidiary of SYNNEX Corporation (NYSE: SNX), is a technology-enabled global business services company specializing in customer engagement and improving business performance for some of the world’s best brands. Every day, from more than 40 countries and across 6 continents, our staff delivers next generation customer experience and helps companies better connect with their customers. We create better business outcomes and differentiate our clients through technology, design, data, process, and people.  Concentrix provides services to clients in ten industry verticals: automotive; banking and financial services; insurance; healthcare; technology; consumer electronics; media and communications; retail and e-commerce; travel and transportation; energy and public-sector. We are Different by Design. Visit www.concentrix.com to learn more.

Statements in this release that are forward-looking involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward-looking statements contained in this release.

©2018 Concentrix Corporation. All Rights Reserved. SYNNEX and CONCENTRIX are registered trademarks of SYNNEX Corporation, Reg. U.S. Pat. & Tm. Off., used under permission.